    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 1996
                                                  REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                  ------------
                                S3 INCORPORATED
             (Exact name of registrant as specified in its charter)

          Delaware                                               77-0204341
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                           2770 San Tomas Expressway
                         Santa Clara, California 95051
                                 (408) 980-5400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GARY J. JOHNSON
                     President and Chief Executive Officer
                                S3 INCORPORATED
                           2770 San Tomas Expressway
                         Santa Clara, California 95051
                                 (408) 980-5400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                JORGE DEL CALVO
                                STANTON D. WONG
                                KAREN A. DEMPSEY
                         PILLSBURY MADISON & SUTRO LLP
                                 P.O. Box 7880
                        San Francisco, California 94120
                                  ------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                            Proposed             Proposed
                                                             maximum             maximum
                                                            offering            aggregate            Amount of
    Title of each class of            Amount to be          price per            offering          registration
  securities to be registered          registered            unit(1)             price(1)               fee
---------------------------------------------------------------------------------------------------------------
5 3/4% Convertible                    $103,500,000            100%             $103,500,000         $31,363.64
Subordinated Notes due 2003 . .
---------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par                   (2)                 --                   --                  (3)
value . . . . . . . . . . . . .
===============================================================================================================

(1)   Estimated solely for the purpose of calculating the registration fee.
(2) Such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the Notes being registered hereunder.
(3) No additional consideration will be received for the Common Stock and, therefore, no registration fee is required pursuant to Rule 457(i).

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 9, 1996

PROSPECTUS
                                S3 INCORPORATED

                                  $103,500,000
                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                                      AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

         This Prospectus relates to $103,500,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2003 (the "Notes") of S3 Incorporated ("S3" or the "Company") and the shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company issuable upon the conversion of the Notes (the "Conversion Shares"). The Notes and the Conversion Shares may be offered from time to time for the accounts of the holders named herein (the "Selling Securityholders").

         The Notes are convertible at the option of the holder into shares of Common Stock of the Company, at any time prior to redemption or maturity, at a conversion price of $19.22 per share (equal to a conversion rate of 52.0291 shares per $1,000 principal amount of Notes and representing in the aggregate 5,385,015 shares), subject to adjustment under certain circumstances. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 1997.

         The Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of the Notes--Subordination." The Notes will mature on October 1, 2003, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after October 8, 1999 at the redemption prices set forth herein plus accrued interest. Each holder of Notes will have the right to cause the Company to repurchase all of such holder's Notes, payable in cash or, at the Company's option, in Common Stock, in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture).

         The Notes and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution."

         The Notes have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Common Stock is traded on the Nasdaq National Market under the symbol "SIII." On December 6, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.875 per share.
                                _______________

  THE NOTES AND THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                                _______________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                _______________

               The date of this Prospectus is December    , 1996

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

       The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                      DOCUMENTS INCORPORATED BY REFERENCE

       The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (iii) the Company's Current Report on Form 8-K dated September 18, 1996, and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on January 21, 1993. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

       Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to Investor Relations, S3 Incorporated, at the Company's principal executive offices, 2770 San Tomas Expressway, Santa Clara, California 95051, telephone (408) 980-5400.

                                _______________

       S3 is a registered trademark of the Company and the Trio, ViRGE and Vision families of marks are trademarks of the Company. Other trademarks referenced in this Prospectus are owned by their respective companies.

                                  THE COMPANY

       S3 Incorporated ("S3" or the "Company") is a leading supplier of high performance multimedia accelerator solutions for the PC market. The Company's accelerators are designed to work cooperatively with a PC's central processing unit ("CPU"), implementing functions best suited for a dedicated accelerator while allowing the CPU to perform the more general purpose computing functions of today's advanced graphical user interface ("GUI") environment and applications. By complementing the computing power of the general purpose CPU, the Company's integrated software and silicon-based accelerator solutions significantly improve the multimedia performance of PCs while reducing overall system cost and complexity. S3 has been a pioneer in graphics acceleration since 1991, when it was the first company to ship in volume a single chip graphics accelerator with a local bus interface. S3 has since delivered new generations of high performance accelerator solutions with 32-bit and 64-bit multimedia products such as integrated 2D graphics and video accelerators, integrated 3D graphics and video accelerators, MPEG decoders and audio processors enabling more advanced graphics and integrated full-motion video acceleration. In November 1995, S3 introduced its initial members of a family of 3D graphics and video accelerator products to enable 3D graphics on mainstream PCs. As the demand for greater multimedia capabilities in PCs increases, particularly the demand for 3D technology, the Company is focused on continuing to deliver accelerator solutions for use in business desktop, home and mobile computing systems. The Company sells its graphics and multimedia accelerators to leading systems and motherboard manufacturers such as Acer Incorporated, AST Research Incorporated, Compaq Computer Corporation, Dell Computer Corporation, Digital Equipment Corporation, Gateway 2000, Inc., Hewlett-Packard Company, Intel Corporation, International Business Machines Corporation ("IBM"), Packard Bell NEC, and VTech Holdings Limited, and to leading add-in board manufacturers such as Diamond Multimedia Systems, Inc., miro Computer Products AG, Number Nine Visual Technology Corporation, and STB Systems, Inc.

       When used in this Prospectus, the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Risk Factors" concerning the timing of availability and functionality of products under development, product mix, trends in average selling prices, the growth rate of the market for PCs, the percentage of export sales and sales to strategic customers, the adoption or retention of industry standards, the availability and cost of products from the Company's suppliers, and the initial operating results for the Company's joint venture foundry, are subject to risks and uncertainties, including those set forth under "Risk Factors" and elsewhere in this Prospectus, that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.


                                  RISK FACTORS

       THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE NOTES AND CONVERSION SHARES OFFERED HEREBY.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

       The Company's operating results have historically been, and will continue to be, subject to quarterly and other fluctuations due to a variety of factors, including changes in pricing policies by the Company, its competitors or its suppliers, anticipated and unanticipated decreases in unit average selling prices of the Company's products, availability and cost of products from the Company's suppliers, changes in the mix of products sold and in the mix of sales by distribution channels, the gain or loss of significant customers, new product introductions by the Company or its competitors, market acceptance of new or enhanced versions of the Company's products, seasonal customer demand, and the timing of significant orders. Operating results could also be adversely affected by general economic and other conditions affecting the timing of customer orders and capital spending, a downturn in the market for PCs, and order cancellations or rescheduling. In particular, the market for PCs in 1996 has experienced a weakening in the trends for demand as compared with the comparable period in 1995 and is expected to grow at a lower rate for the entire year as compared with 1995. These factors could adversely affect demand for the Company's products.

In addition, the pricing environment for graphics accelerators has recently experienced and is expected to continue to experience increasing pricing pressures due in part to the alleviation of supply constraints that contributed to more stable pricing in 1995 and to aggressive pricing from certain of the Company's competitors. In particular, the Company's Trio family of integrated 2D accelerators, which accounted for a majority of the Company's revenues in the first half of 1996, has experienced significant decreases in average selling prices in 1996. The Company expects that the graphics accelerator market will transition from 2D acceleration to 3D acceleration, and the Company has introduced its ViRGE family of 3D accelerators in response to this expected transition. As a result of the entry of competitors into the 3D acceleration market, the Company anticipates that it may experience increased pricing pressures on average selling prices for the ViRGE family of 3D accelerators.
If the transition occurs slower than expected, if the Company's 3D products do not achieve market acceptance, or if pricing pressures increase, the Company's operating results could be adversely affected. Further, because the Company is continuing to increase its operating expenses for personnel and new product development, the Company's operating results would be adversely affected if budgeted sales levels were not achieved. PC graphics and multimedia subsystems include, in addition to the Company's products, a number of other components, which are supplied by third-party manufacturers. Any shortage of such components in the future could adversely affect the Company's business and operating results. Furthermore, it is possible that the Company's products may be found to be defective after the Company has already shipped significant volume production. There can be no assurance that the Company would be able to successfully correct such defects or that such corrections would be acceptable to customers, and the occurrence of such events could have a material adverse effect on the Company's business and operating results.

       Because the Company must order products and build inventory substantially in advance of product shipments, and because the markets for the Company's products are volatile and subject to rapid technological and price changes, there is a risk that the Company will forecast incorrectly and produce excess or insufficient inventories of particular products. In addition, the Company's customers may change delivery schedules or cancel orders without significant penalty. To the extent the Company produces excess or insufficient inventories of particular products, the Company's operating results could be adversely affected.

       The Company ships more product in the third month of each quarter than in either of the first two months of the quarter, with shipments in the third month higher at the end of the month. This pattern, which is common in the semiconductor industry, is likely to continue. The concentration of sales in the last month of the quarter may cause the Company's quarterly results of operations to be more difficult to predict. Moreover, a disruption in the Company's production or shipping near the end of a quarter could materially reduce the Company's net sales for that quarter. The Company's reliance on outside foundries and independent assembly and testing houses reduces the Company's ability to control, among other things, delivery schedules.

IMPORTANCE OF NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

       The PC industry in general, and the market for the Company's products in particular, is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and significant price competition, resulting in short product life cycles and regular reductions of unit average selling prices over the life of a specific product. Products in the Company's market typically have a life cycle of 12 to 24 months, with regular reductions of unit average selling prices over the life of a specific product. The successful development and commercialization of new products required to replace or supplement existing products involve many risks, including the identification of new product opportunities, the successful and timely completion of the development process, and the selection of the Company's products by leading systems suppliers and board manufacturers for design into their products. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring to market in a timely manner successful new products, that products or technologies developed by others will not render the Company's products or technologies noncompetitive, or that the Company's products will be selected for design into its customers' products.

       The Company is continually developing new products to address changing market needs, and its operating results may fluctuate from those in prior quarters or may be adversely affected in quarters in which it is undergoing a product transition or in which existing products are under price pressures due to competitive factors. The Company also intends to add increased functionality to its products, such as system logic, audio, communications or other additional functions. Market acceptance of the Company's products will also depend upon acceptance of other components, such as memory, that the Company's products are designed to work with. For example, if performance of synchronous graphics RAM ("SGRAM") and/or synchronous DRAM ("SDRAM") improves relative to the performance of more expensive video RAM ("VRAM"), market demand for higher performance multimedia accelerators may shift away from VRAM-based accelerators toward SGRAM or SDRAM-based accelerators. If new products are not brought to market in a timely manner or do not address market needs or achieve market acceptance, then the Company's operating results will be adversely affected. The Company's 1994 operating results were adversely affected in part because the Company had made a strategic decision to transition its product offerings from 32-bit to 64-bit accelerators during the first half of 1994, but due to a lack of PC system logic chipsets based on the PCI bus standard and a slower than anticipated shift from 32- to 64-bit graphics, sales of S3's PCI-based Vision64 family of accelerators were less than expected. During the same period of time, competitors' 32-bit integrated accelerator products offered a more competitive solution to the Company's customers and ultimately necessitated an adjustment in the valuation of the Company's 32-bit non-integrated inventory. In anticipation of a shift in demand from 2D to 3D technology, the Company has introduced the initial products from its ViRGE family of 3D multimedia accelerators. If the transition from 2D to 3D in the PC market is slower than the Company expects or if these products are not brought to market in a timely manner or do not address market needs or achieve market acceptance, the Company's operating results could be adversely affected.

DEPENDENCE ON FOUNDRIES AND OTHER THIRD PARTIES

       The Company currently relies on several independent foundries to manufacture its products either in finished form or wafer form. The Company currently has a long-term supply agreement with only one of its foundries, Taiwan Semiconductor Manufacturing Company ("TSMC"), which is a "take or pay" contract, and has invested in a joint venture foundry, United Semiconductor Corporation ("USC"). The Company conducts business with its other current foundries by delivering written purchase orders specifying the particular product ordered, quantity, price, delivery date and shipping terms and, therefore, such foundries are generally not obligated to supply products to the Company for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order. To the extent a foundry terminates its relationship with the Company or should the Company's supply from a foundry be interrupted or terminated for any other reason, such as a natural disaster, the Company may not have a sufficient amount of time to replace the supply of products manufactured by that foundry. From time to time, the Company is unable to obtain a sufficient supply of products to enable it to meet demand and is required to allocate available supply of its products among its customers. Until recently, there has been a worldwide shortage of advanced process technology foundry capacity and there can be no assurance that the Company will obtain sufficient foundry capacity to meet customer demand in the future, particularly if that demand should increase. The Company is continuously evaluating potential new sources of supply. However, the qualification process and the production ramp-up for additional foundries has in the past taken, and could in the future take, longer than anticipated, and there can be no assurance that such sources will be able or willing to satisfy the Company's requirements on a timely basis or at acceptable quality or per unit prices.

       In the third quarter of 1995, the Company entered into an agreement with United Microelectronics Corporation ("UMC") and Alliance Semiconductor Corporation ("Alliance") to form a separate Taiwanese company, USC, for the purpose of building and managing a semiconductor manufacturing facility in the Science-Based Industrial Park in Hsin Chu City, Taiwan. To the extent USC experiences operating losses during the ramp up of production or thereafter, the Company will recognize its proportionate share of such losses and may be required to contribute additional capital. There can be no assurance that USC will ramp to planned capacity, that such operating losses will not continue after the ramp up of production or that such losses will not have a material adverse effect on the Company's consolidated results of operations.

       The Company's foundry agreement with TSMC requires the Company, under certain circumstances, to purchase certain committed capacity amounts or forfeit advance payments against such amounts. To the extent the Company purchases excess inventories of particular products or chooses to forfeit advance payments, the Company's operating results could be adversely affected.

       Two of the Company's principal foundries, TSMC and UMC, and the Company's foundry joint venture, USC, are located in the Science-Based Industrial Park in Hsin Chu City, Taiwan. Disruption of operations at these foundries for any reason, including work stoppages, fire, earthquakes or other natural disasters, would cause delays in shipments of the Company's products, and could have a material adverse effect on the Company's results of operations. In addition, as a result of the rapid growth of the semiconductor industry based in the Science-Based Industrial Park, severe constraints have been placed on the water and electricity supply in that region. Any shortages of water or electricity could adversely affect the Company's foundries' ability to supply the Company's products, which could have a material adverse effect on the Company's results of operations.

       The Company is using multiple sources of supply for certain of its products, which may require the Company's customers to perform separate product qualifications. The Company has not, however, developed alternate sources of supply for certain other products, and its newly introduced products are typically produced initially by a single foundry until alternate sources can be qualified. The requirement that a customer perform separate product qualifications or a customer's inability to obtain a sufficient supply of products from the Company may cause that customer to satisfy its product requirements from the Company's competitors, which would adversely affect the Company's results of operations.

       The Company's products are assembled and tested by a variety of independent subcontractors. The Company's reliance on independent assembly and testing houses to provide these services involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance and costs. The Company also is subject to the risks of shortages and increases in the cost of raw materials used in the manufacture or assembly of the Company's products.

       Constraints or delays in the supply of the Company's products, whether because of capacity constraints, unexpected disruptions at the foundries or assembly or testing houses, delays in obtaining additional production at existing foundries or in obtaining production from new foundries, shortages of raw materials, or other reasons, could result in the loss of customers and other material adverse effects on the Company's operating results, including effects that may result should the Company be forced to purchase products from higher cost foundries or pay expediting charges to obtain additional supply.

TRANSACTIONS TO OBTAIN MANUFACTURING CAPACITY; FUTURE CAPITAL NEEDS

       In order to obtain an adequate supply of wafers, especially wafers manufactured using advanced process technologies, the Company has entered into and will continue to consider various possible transactions, including the use of "take or pay" contracts that commit the Company to purchase specified quantities of wafers over extended periods, equity investments in or advances or issuances of equity securities to wafer manufacturing companies in exchange for guaranteed production capacity, or the formation of joint ventures to own and operate or construct foundries or to develop certain products. Any of these transactions would involve financial risk to the Company and could require the Company to commit substantial capital or provide technology licenses in return for guaranteed production capacity. In particular, the Company has entered into a "take or pay" contract with TSMC and a joint venture with UMC and another semiconductor company. The need to commit substantial capital may require the Company to seek additional equity or debt financing. The sale or issuance of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that such additional financing, if required, will be available when needed or, if available, will be on terms acceptable to the Company.

DEPENDENCE ON ACCELERATOR PRODUCT LINE

       S3's products are designed to improve the graphics and multimedia performance of x86-based PCs and Microsoft Windows, Windows NT and IBM OS/2 operating systems, the predominant standards in today's PC market. Any shift away from such standards would require the Company to develop new products.
The Company expects that additional specialized graphics and multimedia processing and general purpose computing capabilities will be integrated into future versions of Intel and other x86-based microprocessors and that standard multimedia accelerators in the future will likely integrate memory, system logic, audio, communications or other additional functions. The Company has not previously offered either single function or integrated accelerator products that provide these functions, which have traditionally been provided by separate single function chips or chipsets. The Company has been and will continue to be required to expand the scope of its research and development efforts to provide these functions, which will require the hiring of engineers skilled in the respective areas and additional management and coordination among the Company's design and engineering groups. Alternatively, the Company may find it necessary or desirable to license or acquire technology to enable the Company to provide these functions, and there can be no assurance that any such technology will be available for license or purchase on terms acceptable to the Company. Furthermore, there is a limited amount of space on PC motherboards, and companies that offer solutions that provide the greatest amount of functionality within this limited space may have a competitive advantage. While the Company's strategy is to develop new and enhanced graphics and multimedia accelerator products that will be complementary to present and future versions of Intel and other x86-based microprocessors and integrate significant additional functionality, there can be no assurance that the Company will be able to develop such new or enhanced products or correctly anticipate the additional functionality that will be required to compete effectively in this market. There can be no assurance that, if developed, the Company's new or enhanced products that incorporate these functions will achieve market acceptance. There also can be no assurance that the market for graphics and multimedia accelerators will continue to grow in the future or that new technological developments or changes in standards will not result in decreased demand for graphics and multimedia accelerators or for the Company's products that are not compatible with such changed standards. For example, to date, there has been an absence of an industry standard 3D graphics application programming interface ("API"). While the Company's 3D accelerators currently support the Company's proprietary API and Microsoft's Direct 3D API, there can be no assurance that another API will emerge as an industry standard. While the PC industry in recent periods has been characterized by substantial demand, such demand has historically been cyclical, and there can be no assurance that this demand will continue in future periods or that demand for the Company's products will continue. The occurrence of any such events would have a material adverse effect on the Company's operating results.

SUBSTANTIAL COMPETITION

       The market for the Company's products is extremely competitive and is characterized by declining selling prices over the life of a particular product and rapid technological changes. The Company's principal competitors for graphics accelerators include ATI Technologies, Inc., Cirrus Logic, Inc., Matrox Graphics Inc., and Trident Microsystems, Inc. The Company's principal competitors in the multimedia market include the companies named in the preceding sentence and a number of small, privately-held companies which may have greater flexibility to address specific market needs. Potential competitors in these markets include both large and emerging domestic and foreign semiconductor companies. In particular, there is a significant number of established and emerging companies that have developed, are developing or have announced plans to develop 3D graphics chips, including Intel Corporation and Lockheed Martin Corporation, which have announced that they are jointly developing such chips, and Texas Instruments Incorporated, which has announced a development and marketing agreement with 3Dlabs Inc. There can be no assurance that the Company's product offerings to address the demand for the next generation of 3D accelerators will be competitive, and if such product offerings are not competitive, the Company's results of operations in 1997 and future periods could be materially and adversely affected. To the extent the Company expands its product line to add products with additional functionality, such as audio, communications and system logic functions, it will encounter substantial competition from established semiconductor companies and may experience competition from companies designing chips based on different technologies, such as software-centric multimedia processors. Further, the need of PC manufacturers to rapidly introduce a variety of products aimed at different segments of the PC market may lead to the shift by such system OEMs to the purchase of graphics and multimedia add-in cards provided by others. Certain of the Company's competitors supply both add-in cards and accelerator chips, which may provide those competitors with an advantage over suppliers such as the Company that supply only accelerator chips. Certain of the Company's current and potential competitors have greater technical, manufacturing, financial and marketing resources than the Company. The Company believes that its ability to compete successfully depends upon a number of factors both within and outside of its control, including product performance, product features, product availability, price, quality, timing of new product introductions by the Company and its competitors, the emergence of new graphics and PC standards, customer support, and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise, or marketing, distribution and support capabilities to compete successfully. The Company's future success will be highly dependent upon the successful development and introduction of new products that are responsive to market needs. There can be no assurance that the Company will be able to successfully develop or market any such products.

CUSTOMER CONCENTRATION

       The Company's sales are concentrated within a limited customer base.
One customer, Diamond Multimedia Systems, Inc., accounted for 18% of net sales in the nine months ended September 30, 1996. Two customers, Diamond Multimedia Systems, Inc. and Intel Corporation, accounted for 17% and 12%, respectively, of net sales in 1995, and two customers, IBM and Digital Equipment Corporation, accounted for 19% and 16%, respectively, of net sales in 1994. The Company expects a significant portion of its future sales to remain concentrated within a limited number of strategic customers. There can be no assurance that the Company will be able to retain its strategic customers or that such customers will not otherwise cancel or reschedule orders, or in the event of canceled orders, that such orders will be replaced by other sales. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter. The occurrence of any such events could have a material adverse effect on the Company's operating results.

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

       Since its inception, the Company has experienced significant growth in the number of its employees and in the scope of its operating and financial systems, resulting in increased responsibilities for the Company's management. To manage future growth effectively, the Company will need to continue to improve its operational, financial and management information systems, procedures and controls, and expand, train, motivate, retain and manage its employee base. The Company is in the process of implementing a new management information system. Any problems encountered in the implementation of such system could adversely affect the Company's operations. There can be no assurance that the Company will be able to manage its growth effectively, and failure to do so could have a material adverse effect on the Company's operating results.

       The Company's future success depends in part on the continued service of its key engineering, sales, marketing and executive personnel, including highly skilled semiconductor design personnel and software developers, and its ability to identify and hire additional personnel. In August 1996, the Company appointed a new President and Chief Executive Officer to replace Terry N. Holdt, who retired, and there can be no assurance as to the effects of this management transition on the Company's business and operating results. Competition for such personnel is intense and there can be no assurance that the Company can retain and recruit adequate personnel to operate its business. The loss of key personnel could have a material adverse effect on the Company's business and operating results. The Company does not maintain key man insurance on any of its employees.

IMPORTANCE OF INTELLECTUAL PROPERTY; LITIGATION INVOLVING INTELLECTUAL PROPERTY

       The Company's ability to compete will be affected by its ability to protect its proprietary information. The Company has filed several United States and foreign patent applications and to date has four issued United States patents. The Company relies primarily on its trade secrets and technological know-how in the conduct of its business. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The semiconductor and software industries are characterized by frequent claims and related litigation regarding patent and other intellectual property rights.
The Company is party to various claims of this nature. Although the ultimate outcome of these matters is not presently determinable, management presently believes that the resolution of all such pending matters will not have a material adverse effect on the Company's operating results. There can be no assurance that third parties will not assert additional claims or initiate litigation against the Company, its foundries or its customers with respect to existing or future products. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to determine the scope and validity of the proprietary rights of the Company or others. Litigation by or against the Company has in the past, in the case of litigation with Brooktree Corporation ("Brooktree"), resulted and could in the future result in significant expense to the Company and diversion of the efforts of the Company's technical and management personnel, whether or not litigation is determined in favor of the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use, sale, offer for sale and importation of infringing products, expend significant resources to develop or obtain non-infringing technology, discontinue the use of certain processes, or obtain licenses to the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or acquisition or that any such licenses, if available, would be available on commercially reasonable terms, and any such development or acquisition could require expenditures by the Company of substantial time and other resources. Any such litigation or adverse result therefrom could have a material adverse effect on the Company's operating results.

       In October 1995, Brooktree filed a complaint against the Company in the United States District Court for the Southern District of California, alleging that the Company's current products infringe a Brooktree patent. Such lawsuit resulted in substantial expense to the Company to defend the action and diverted the efforts of the Company's technical and management personnel. In August 1996, the Company and Brooktree entered into a settlement and license agreement pursuant to which all claims and counterclaims between the parties were dismissed and the Company agreed to pay to Brooktree a license fee and royalties over a five-year period.

INTERNATIONAL OPERATIONS

       Export sales accounted for 58%, 44%, 42% and 49% of the Company's net sales in the nine months ended September 30, 1996 and in the years ended December 31, 1995, 1994 and 1993, respectively, and the Company expects that export sales will continue to represent a significant portion of net sales, although there can be no assurance that export sales, as a percentage of net sales, will remain at current levels. In addition, a substantial proportion of the Company's products are manufactured, assembled and tested by independent third parties in Asia. Due to its export sales and independent third party manufacturing, assembly and testing operations and its joint venture foundry, and to the extent the Company qualifies an additional foundry or foundries in Asia to manufacture its products, the Company is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements, fluctuations in the U.S. dollar, which could increase the sales price in local currencies of the Company's products in foreign markets or increase the cost of wafers purchased by the Company, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, and the burdens of complying with a variety of foreign laws. In addition, the Company is subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. Two of the Company's independent foundries, UMC and TSMC, which produce a significant portion of the Company's products, and the Company's joint venture foundry, USC, are located in Taiwan. The People's Republic of China and Taiwan have recently experienced strained relations, and the worsening of relations or the development of hostilities between the two parties could have a material adverse effect on the Company. Although the Company has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical, economic and other factors, there can be no assurance that such factors will not adversely impact the Company's operations in the future or require the Company to modify its current business practices. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

INCREASED LEVERAGE

       In connection with the sale of the Notes, the Company's ratio of its long-term debt to its total capitalization increased from approximately 9.5% at June 30, 1996 to approximately 32.8% at September 30, 1996. As a result of this increased leverage, the Company's principal and interest obligations will increase substantially. The degree to which the Company will be leveraged could adversely affect the Company's ability to obtain additional financing for working capital or other purposes and could make it more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures to be able to meet such requirements.

SUBORDINATION

       The Notes are unsecured obligations of the Company subordinated to all existing and future Senior Indebtedness of the Company. As of September 30, 1996, the principal amount of the Company's outstanding Senior Indebtedness was approximately $42.9 million. The Indenture will not limit the amount of indebtedness, including Senior Indebtedness, which the Company can incur or guarantee. Upon any distribution of assets of the Company pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Notes will be subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. In addition, the Company may not repurchase any Notes in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control if at such time the subordination provisions of the Indenture would prohibit the Company from making payments of principal in respect of the Notes. The failure to so repurchase the Notes when required would result in an Event of Default (as defined herein) under the Indenture and may constitute a default under the terms of other indebtedness of the Company. See "Description of Notes."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

       Prior to date hereof, there has been no established trading market for the Notes. The Notes have been designated for trading on the PORTAL Market; however, Notes sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Company does not intend to list the Notes on any national securities exchange or on The Nasdaq Stock Market. There can be no assurance that an active trading market for the Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Notes fails to develop or be sustained, the trading price of such Notes could be adversely affected and holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a public trading market develops for the Notes, future trading prices of the Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the shares of Common Stock.

LIMITATION ON REPURCHASE OF NOTES

       In the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. (The Company may also elect to make such payment using shares of Common Stock.) The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture and by the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. The Company may not have the financial ability to repurchase the Notes in the event payment of Senior Indebtedness is accelerated. See "Description of Notes--Repurchase at Option of Holders."

VOLATILITY OF STOCK PRICE

       The market price of the shares of Common Stock, like that of the common stock of many other semiconductor companies, has been and is likely to be highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of the Common Stock could be subject to significant fluctuations in response to quarter-to-quarter variations in the Company's anticipated or actual operating results, announcements of new products, technological innovations or setbacks by the Company or its competitors, conditions in the semiconductor and PC industries, the commencement of, developments in or outcome of litigation, changes in or the failure by the Company to meet estimates of the Company's performance by securities analysts, market conditions for high technology stocks in general, and other events or factors.

                                USE OF PROCEEDS

       The Company will not receive any proceeds from the sale by the Selling Securityholders of the Notes or the Conversion Shares.


                       RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                                                                           Nine Months
                                                                               Ended
                                        Year Ended December 31,            September 30,
                         ----------------------------------------------  ----------------
                          1991      1992     1993      1994     1995      1995      1996
                         -------  -------  --------  --------  --------  -------  --------
Ratio of earnings to
  fixed charges  . . .     --     19.45x   137.34x   165.95x      --        --    150.26x

       For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of consolidated income (loss) before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor. Earnings were inadequate to cover fixed charges by $4.3 million in 1991. The Company had no fixed charges in 1995 or the nine months ended September 30, 1995.

                            SELLING SECURITYHOLDERS

       The Notes were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Notes and the Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information as of November 8, 1996 concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of Conversion Shares that may be offered from time to time pursuant to this Prospectus.

       From time to time, Lehman Brothers Inc. or its affiliates have provided, and may continue to provide, investment banking services to the Company, for which they received or will receive customary fees. None of the other Selling Securityholders has had any position, office or other material relationship with the Company or its affiliates within the past three years.

                                     PRINCIPAL AMOUNT
                                         OF NOTES                              NUMBER OF
                                       BENEFICIALLY       PERCENTAGE OF   CONVERSION SHARES     PERCENTAGE OF
                                          OWNED                NOTES             THAT           COMMON STOCK
                 NAME                THAT MAY BE SOLD      OUTSTANDING     MAY BE SOLD (1)    OUTSTANDING (2)
                 ----                ----------------      -----------     ---------------    ---------------
 Bank of New York  . . . . . . . . .   $4,880,000              4.7%            253,902               *

 Bank of New York-James Capel London    6,500,000              6.3             338,189               *

 Bankers Trust Company . . . . . . .    3,190,000              3.1             165,972               *

 Bear Stearns Securities
   Corp./Portal  . . . . . . . . . . .  3,500,000              3.4             182,101               *

 Boatmen's Trust Company . . . . . .       55,000               *                2,861               *

 Booth & Co. . . . . . . . . . . . .      420,000               *               21,852               *

 Bost & Co.  . . . . . . . . . . . .      230,000               *               11,966               *

 Boston Safe Deposit & Trust Co. . .   10,400,000             10.0             541,103              1.1%

 Brown Brothers Harriman & Co. . . .    4,000,000              3.9             208,116               *

 Chase Manhattan Bank  . . . . . . .    3,525,000              3.4             183,402               *

 Chase Manhattan Bank/Chemical . . .    3,180,000              3.1             165,452               *

 Chase Manhattan Bank, Trust . . . .      390,000               *               20,291               *

 Chase Manhattan Bank Trust Co.
    of California  . . . . . . . . .      500,000               *               26,014               *

 Citicorp Services, Inc. . . . . . .       25,000               *                1,300               *

 Corestates Bank N.A.  . . . . . . .    2,000,000              1.9             104,058               *

 CS First Boston Corporation (The) .    4,000,000              3.9             208,116               *

 Custodial Trust Company . . . . . .    1,000,000               *               52,029               *

 Deutsche Morgan Grenfell/C.J.
   Lawrence Inc.  . . . . . . . . .     1,350,000              1.3              70,239               *

 Deutsche Bank-Custody Services  . .    1,700,000              1.6              88,489               *

 Donaldson, Lufkin & Jenrette
   Securities Corporation   . . . .       300,000               *               15,608               *

 First Interstate Bank of California      495,000               *               25,754               *

 First Tennessee Bank, N.A.
   (Memphis) . . . . . . . . . . . . .    620,000               *               32,258               *

 Fleet Bank of Massachusetts, N.A. .       95,000               *                4,942               *

                                     PRINCIPAL AMOUNT
                                         OF NOTES                              NUMBER OF
                                       BENEFICIALLY       PERCENTAGE OF   CONVERSION SHARES     PERCENTAGE OF
                                          OWNED                NOTES             THAT           COMMON STOCK
                 NAME                THAT MAY BE SOLD      OUTSTANDING     MAY BE SOLD (1)    OUTSTANDING (2)
                 ----                ----------------      -----------     ---------------    ---------------
 First National Bank of Boston (The)      175,000               *                9,105               *

 First National Bank of Maryland
   (The) . . . . . . . . . . . . . . .    240,000               *               12,486               *

 Harris Trust & Savings Bank . . . .      225,000               *               11,706               *

 Investors Bank & Trust/M.F. Custody    1,120,000              1.1              58,272               *

 Morgan (J.P.) Securities Inc., WF .   15,000,000             14.5             780,437              1.6

 Lehman Brothers Inc.  . . . . . . .    3,065,000              3.0             159,469               *

 Lehman Brothers International
   (Europe)-Equity Division
   Account (LBI)  . . . . . . . . .       100,000               *                5,202               *

 Lehman Brothers International
   (Europe)-Prime Broker (LBI)  . .     4,250,000              4.1             221,123               *

 Mercantile, Safe Deposit and
   Trust Company  . . . . . . . . .       780,000               *               40,582               *

 Morgan Stanley & Co., Incorporated     3,475,000              3.4             180,801               *

 Nomura International Trust
   Company Incorporated   . . . . .     1,200,000              1.2              62,434               *

 Northern Trust Company . . . . . .     2,045,000              2.0             106,399               *

 PNC National Association  . . . . .      475,000               *               24,713               *

 Pondwave & Co.  . . . . . . . . . .    1,770,000              1.7              92,091               *

 Republic New York Securities Corp.       560,000               *               29,136               *

 Robertson, Stephens & Company, L.P.      700,000               *               36,420               *

 Salkeld & Co. . . . . . . . . . . .      350,000               *               18,210               *

 Salomon Brothers Inc. . . . . . . .    5,300,000              5.1             275,754               *

 SBC Warburg Inc.  . . . . . . . . .    4,300,000              4.2             223,725               *

 Scotia McLeod Inc.  . . . . . . . .    3,000,000              2.9             156,087               *

 SSB-Custodian . . . . . . . . . . .    1,355,000              1.3             590,790              1.2

 Trust Company Bank  . . . . . . . .       45,000               *                2,341               *

 Wachovia Bank North Carolina  . . .      115,000               *                5,983               *

 Wagner, Stott & Co. . . . . . . . .    1,500,000              1.4              78,043               *
-------------

*      Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $19.22 per share; such conversion price is subject to adjustment as described under "Description of the Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 48,083,827 shares of Common Stock outstanding as of November 8, 1996, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.

       The preceding table has been prepared based upon the information furnished to the Company by State Street Bank and Trust Company of California, N.A., as trustee (the "Trustee") for the Notes, and by The Depository Trust Company ("DTC").

       The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Notes since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."


                            DESCRIPTION OF THE NOTES

       The Notes have been issued under an indenture, dated as of September 12, 1996, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the form of Note that is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

       The Notes are unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "--Subordination," and convertible into Common Stock as described under "--Conversion." The Notes are limited to $103,500,000 aggregate principal amount, and will mature on October 1, 2003, unless earlier redeemed at the option of the Company or repurchased by the Company at the option of the holder upon the occurrence of a Designated Event (as defined).

       The Notes bear interest from the most recent date that interest has been paid, or if no interest has been paid, from September 18, 1996, at 5 3/4% per annum. Interest is payable semi-annually on April 1 and October 1, commencing on April 1, 1997, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest may, at the Company's option, be paid by check mailed to such holders, provided that a holder of Notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Company maintained by the Company for such purposes in New York, New York, which shall initially be the office or agency of the Trustee in New York, New York.

       The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Senior Indebtedness or other indebtedness. The Indenture contains no covenants or other provisions to afford protection to holders of Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--Repurchase at Option of Holders" below.

CONVERSION

       The holders of Notes are entitled at any time through the close of business on the final maturity date of the Notes, subject to prior redemption or repurchase, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, initially at the conversion price of $19.22 per share (equal to a conversion rate of 52.0291 shares per $1,000 principal amount of Notes), subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued.

       If Notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes, other than Notes called for redemption during such period, must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. No such payment will be required if the Company exercises its right to redeem such Notes on a redemption date that is an interest payment date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

       The right of conversion attaching to any Note may be exercised by the holder by delivering the Note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the Note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

       The initial conversion price is subject to adjustment in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price of the Common Stock; (iv) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the consolidation or merger of the Company or paid exclusively in cash); (v) dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus (B) any cash and the fair market value of other consideration payable in respect of any tender offers by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus (Y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company is entitled, in lieu of making certain adjustments under clause (v) above, to provide that, subject to satisfying certain conditions, upon conversion of the Notes, the holders of the Notes will receive, in addition to the Common Stock issuable upon conversion of such Notes, the amount of such distribution referred to in clause (v).

       The Indenture provides that if the Company implements a stockholders' rights plan, such rights plan must provide that upon conversion of the Notes the holders will receive, in addition to the Common Stock issuable upon such conversion, such rights whether or not such rights have separated from the Common Stock at the time of such conversion.

       No adjustment in the conversion price will be required unless such adjustment would require a change of at least l% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

       In the case of (i) any reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which the Company's stockholders may exercise rights of election, that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares).

       In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain Federal Income Tax Considerations."

       The Company from time to time may, to the extent permitted by law, reduce the conversion price of the Notes by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. See "Certain Federal Income Tax Considerations." The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

OPTIONAL REDEMPTION BY THE COMPANY

       The Notes are not redeemable at the option of the Company prior to October 8, 1999. At any time on or after that date the Notes may be redeemed at the Company's option on at least 20 but not more than 60 days' notice, as a whole or, from time to time in part, at the following prices (expressed in percentages of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

       If redeemed during the 12-month period beginning October 1 (October 8 in the case of 1999):

       YEAR                                             REDEMPTION PRICE
       ----                                             -----------------
       1999 . . . . . . . . . . . . . . . . . . . . . . .      102%
       2000 . . . . . . . . . . . . . . . . . . . . . . .      101
       2001 and thereafter  . . . . . . . . . . . . . . .      100

       If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

       No sinking fund is provided for the Notes.

REPURCHASE AT OPTION OF HOLDERS

       The Indenture provides that if a Designated Event (as defined below) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion thereof that is an integral multiple of $1,000, on the date (the "Repurchase Date") fixed by the Company that is not less than 30 days nor more than 45 calendar days after the date of the Company Notice (as defined below), for cash at a price equal to 100% of the principal amount of such Notes to be repurchased (the "Repurchase Price"), together with accrued interest, if any, to the Repurchase Date.

       The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices of the Common Stock for the five consecutive trading days ending on and including the third trading day preceding the Repurchase Date. Such payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment as provided in the Indenture.

       Within 15 calendar days after the occurrence of a Designated Event, the Company is obligated to mail to all Holders of record of such Notes a notice (the "Company Notice") of the occurrence of such Designated Event and of the repurchase right arising as a result thereof. The Company must deliver a copy of the Company Notice to the Trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in The City of New York. To exercise the repurchase right, a Holder of such Notes must deliver on or before the Repurchase Date irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer to the Company.

       "Designated Event" means a Change of Control (as defined below) or a Termination of Trading (as defined below).

       "Change of Control" means an event or series of events as a result of which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"); (ii) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any person, or any other corporation merges into the Company, and in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged into or for other assets or securities as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or (iii) any time Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided, however, that a Change of Control shall not be deemed to have occurred if either (x) the closing price per share of the Common Stock for any five trading days within the period of ten consecutive trading days ending immediately before the Change of Control shall equal or exceed 105% of the conversion price of the Notes in effect on each such trading day, or (y) at least 90% of the consideration (excluding cash payments for dissenting and fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock or securities convertible into common stock that are, or immediately upon issuance will be, listed on a national securities exchange or The Nasdaq Stock Market and as a result of the transaction or transactions such Notes become convertible solely into such common stock.

       "Continuing Director" means at any date a member of the Company's Board of Directors (i) who was a member of such board on September 12, 1996 or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election. (Under this definition, if the current Board of Directors of the Company were to approve a new director or directors and then resign, no Change of Control would occur even though the current Board of Directors would thereafter cease to be in office.)

       No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity's income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change of Control may have occurred (and, accordingly, as to whether or not the holders of Notes will have the right to require the Company to repurchase their Notes).

       A "Termination of Trading" shall have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the- counter trading market in the United States.

       The right to require the Company to repurchase Notes as a result of the occurrence of a Designated Event could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. See "--Subordination." Failure of the Company to repurchase the Notes when required could result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by certain financial covenants contained in the Company's revolving credit loan agreement.

       Certain leveraged transactions sponsored by the Company's management or an affiliate of the Company could constitute a Change of Control that would give rise to the repurchase right. The Indenture does not provide the Company's Board of Directors with the right to limit or waive the repurchase right in the event of any such leveraged transaction. Conversely, the Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control but that would increase the amount of Senior Indebtedness (or other indebtedness) outstanding at such time. There are no restrictions in the Indenture or the Notes on the creation of additional Senior Indebtedness (or any other indebtedness) of the Company or any of its subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse impact on the Company's ability to service its debt, including the Notes. The Notes are subordinate in right of payment to all existing and future Senior Indebtedness as described under "--Subordination" below.

       The right to require the Company to repurchase Notes as a result of a Designated Event could have the effect of delaying, deferring or preventing a Change of Control or other attempts to acquire control of the Company unless arrangements have been made to enable the Company to repurchase all of the Notes at the repurchase date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the stockholders), the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management.

       Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

SUBORDINATION

       The payment of principal of and interest on the Notes (including, without limitation, the payment of the redemption or repurchase price with respect to the Notes) is, to the extent provided in the Indenture, subordinate to the prior payment in full of all Senior Indebtedness (as defined).

       Upon any payment or distribution of assets of the Company to creditors resulting from any liquidation, dissolution, winding-up, reorganization or any insolvency proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the Notes will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Notes (including, without limitation, the payment of the redemption price or repurchase price with respect to the Notes).

       Upon the happening and during the continuance of an event of default in any payment with respect to any Senior Indebtedness, no payment may be made by the Company on or in respect of the Notes. Upon the happening and during the continuance of a default on any Senior Indebtedness (other than a payment event of default) that occurs and is continuing that permits the holders of such Senior Indebtedness to accelerate its maturity, and following receipt by the Company and the Trustee of the notice provided for by the Indenture, no payment may be made on the Notes for a period of up to 179 days after receipt of such notice, unless such default is cured or waived.

       By reason of the subordination, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of an Event of Default under the Indenture.

       Subject to the qualifications described below, the term "Senior Indebtedness" means the principal of, premium, if any, interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date of the Indenture or thereafter incurred or created: (a) all indebtedness of the Company for money borrowed or evidenced by notes, debentures, bonds or other securities (including, but not limited to, those which are convertible or exchangeable for securities of the Company); (b) all indebtedness of the Company due and owing with respect to letters of credit (including, but not limited to, reimbursement obligations with respect thereto); (c) all indebtedness or other obligations of the Company due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements; (d) all indebtedness consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to the Company; (e) all obligations of the Company under leases required or permitted to be capitalized under generally accepted accounting principles; (f) all indebtedness or obligations of others of the kinds described in any of the preceding clauses (a), (b), (c), (d) or (e) assumed by or guaranteed in any manner by the Company or in effect guaranteed (directly or indirectly) by the Company through an agreement to purchase, contingent or otherwise, and all obligations of the Company under any such guarantee or other arrangements; and (g) all renewals, extensions, refundings, deferrals, amendments or modifications of indebtedness or obligations of the kinds described in any of the preceding clauses (a), (b), (c), (d), (e) or (f); unless in the case of any particular indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement, the instrument or other document creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension, refunding, amendment, modification or supplement is subordinate to, or is not superior to, or is pari passu with, the Notes; provided that Senior Indebtedness shall not include (i) any indebtedness of any kind of the Company to any subsidiary of the Company, a majority of the voting stock of which is owned, directly or indirectly, by the Company and (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business.

       In the event that notwithstanding any of the foregoing prohibitions, the Trustee or the holders of the Notes receive any payment or distribution on account of or in respect of the Notes, such payment or distribution will be paid over and delivered to the holders of Senior Indebtedness or, in the case of a bankruptcy, insolvency or similar proceeding of the Company, to the trustee, receiver or other person making payment or distribution of the assets of the Company. For purposes of the subordination provisions, the payment, issuance or delivery of cash property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Note will be determined to constitute payment on account of the principal of such Note.

       As of September 30, 1996, the principal amount of the Company's outstanding indebtedness that would have constituted Senior Indebtedness was approximately $42.9 million. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness which any subsidiary of the Company can create, incur, assume or guarantee.

EVENTS OF DEFAULT AND REMEDIES

       An Event of Default is defined in the Indenture as the following: (i) a default in payment of the principal of, or premium, if any, on the Notes whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default for 30 days in payment of any installment of interest on the Notes whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure by the Company to comply with any of its other agreements in the Notes or the Indenture upon the receipt by the Company of notice of such default by the Trustee or by holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; (iv) default in the payment of the repurchase price in respect of any Note on the repurchase date therefor (whether or not such payment is prohibited by the subordination provisions of the Indenture); (v) a default under certain indebtedness for money borrowed by the Company, which default shall constitute a failure to pay any portion of such indebtedness in an amount exceeding $15,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in such indebtedness in an amount exceeding $15,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; or (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary, as defined in the Indenture.

       The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest to such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any redemption or repurchase obligation. The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Notes then outstanding. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization were to occur, all unpaid principal of and accrued interest on the outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any holders of Notes, subject to certain limitations.

       The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain limitations specified in the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including the written notice by such holder of an Event of Default and an offer to indemnify to the Trustee, along with the written request by the holders of not less than 25% in principal amount of the outstanding Notes that such a proceeding be instituted, but the holder has an absolute right to institute suit for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder's Notes when due and to convert such Notes.

       The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all Notes waive any past defaults, except (i) a default in payment of the principal of, or premium, if any, or interest on, any Note when due, (ii) a failure by the Company to convert any Notes into Common Stock or (iii) in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.

       The Company is required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not to the best of their knowledge the Company is in default in the performance and observation of certain terms of the Indenture and, if they have knowledge that the Company is in default, specifying such default.

CONSOLIDATION OR MERGER

       The Company may, without the consent of holders of the Notes, consolidate with, merge into, or convey or transfer all or substantially all of its assets to any other corporation organized under the laws of the United States or any political subdivision thereof or therein, provided that (i) the successor corporation assumes all obligations of the Company under the Indenture and the Notes, (ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing and (iii) certain other conditions are met.

MODIFICATIONS OF THE INDENTURE

       The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, impair or change in any respect adverse to the holders of Notes, the obligation of the Company to repurchase any Note upon the happening of a Designated Event, impair or adversely affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, or impair or change the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the holders of the Notes, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all of the Notes then outstanding.

CONCERNING THE TRUSTEE

       State Street Bank and Trust Company of California, N.A., the Trustee under the Indenture, has been appointed by the Company as the initial paying agent, conversion agent, registrar and custodian with regard to the Notes. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide banking and other services to the Company in the ordinary course of their business.

       During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree and care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture contains limitations of the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim or otherwise.

BOOK-ENTRY

       The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Except as otherwise provided in the Indenture, Notes will be evidenced by one or more global Notes ("Global Notes") deposited with the Trustee as custodian for DTC and registered in the name of

Cede & Co. ("Cede") as DTC's nominee. Record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

       Owners of beneficial interests in the Notes may hold their interests in the Global Notes directly through DTC if they are participants in DTC ("Participants"), indirectly through Participants, through the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"), if they are participants in such systems, or indirectly through organizations that clear through or maintain a custodial relationship with a Participant ("Indirect Participants"). Euroclear and Cedel will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. All interests in Global Notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Cedel may also be subject to the procedures and requirements of such systems.

       Payment of principal of and interest on the Global Notes will be made to Cede, the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

       The Company has been informed by DTC that, with respect to any payment of principal of and interest on the Global Notes, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Notes held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

       Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

       Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

       Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of the principal amount of the Notes represented by the Global Notes as to which such Participant or Participants has or have given such direction.

       DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

       Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Global Notes. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Cedel, their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

                              PLAN OF DISTRIBUTION

       Pursuant to a Registration Rights Agreement dated as of September 12, 1996 (the "Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the offering of the Notes, the Registration Statement of which this Prospectus forms a part was filed with the Commission covering the resale of the Notes and the Common Stock issuable upon conversion of the Notes (the "Securities"). The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until September 20, 1999 (or such earlier date when the holders of the Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Securities by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

       Sales of the Notes and the Conversion Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Notes or Conversion Shares as principals and thereafter sell the Notes or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

       The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Notes or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       At the time a particular offering of the Notes and/or the Conversion Shares is made and to the extent required, the aggregate principal amount of Notes and number of Conversion Shares being offered, the name or names of the Selling Securityholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

       Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Securityholders may be required to make in respect thereof.

       To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

       Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the Conversion Shares may be limited in its ability to engage in market activities with respect to such Notes or Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Notes and the Conversion Shares.

       From time to time, Lehman Brothers Inc. or its affiliates have provided, and may continue to provide, investment banking services to the Company, for which they received or will receive customary fees. See "Selling
Securityholders."


                                 LEGAL MATTERS

       Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, Menlo Park and San Francisco, California. A member of Pillsbury Madison & Sutro LLP holds an option to purchase 16,000 shares of Common Stock.


                                    EXPERTS

       The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

===============================================================      =========================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
 TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN
 THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION
 AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
 AUTHORIZED BY THE COMPANY.  THIS PROSPECTUS DOES NOT
 CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER                                S3 INCORPORATED
 TO BUY THE SECURITIES DESCRIBED HEREIN BY ANYONE IN ANY
 JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT
 AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR
 SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO
 WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
 UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS                                          $103,500,000
 PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS                   5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
 CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN                                        AND
 THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE                           SHARES OF COMMON STOCK
 DATE OF THIS PROSPECTUS.                                                         ISSUABLE UPON CONVERSION THEREOF


                                                                                    ----------------------------
               ------------------------------
                                                                                             PROSPECTUS
                      TABLE OF CONTENTS
                                                                                    ----------------------------
                                                        PAGE
                                                        ----

 Available Information . . . . . . . . . . . . . . . . . . 2
 Incorporation of Certain Documents by Reference . . . . . 2
 The Company . . . . . . . . . . . . . . . . . . . . . . . 3
 Risk Factors  . . . . . . . . . . . . . . . . . . . . . . 3
 Use of Proceeds . . . . . . . . . . . . . . . . . . . .  11
 Ratio of Earnings to Fixed Charges  . . . . . . . . . .  11
 Selling Securityholders . . . . . . . . . . . . . . . .  12
 Description of the Notes  . . . . . . . . . . . . . . .  14
 Plan of Distribution  . . . . . . . . . . . . . . . . .  23
 Legal Matters . . . . . . . . . . . . . . . . . . . . .  24
 Experts . . . . . . . . . . . . . . . . . . . . . . . .  24                             December    , 1996

===============================================================      ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                         Amount
                                                         ------
     SEC registration fee  . . . . . . . . . . . .    $31,363.64
     Accounting fees and expenses  . . . . . . . .     10,000.00
     Legal fees and expenses   . . . . . . . . . .     20,000.00
     Miscellaneous fees and expenses   . . . . . .      8,636.36
                                                      ----------
              Total  . . . . . . . . . . . . . . .    $70,000.00
                                                      ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VII of the Registrant's Restated Certificate of Incorporation and Article V of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.


ITEM 16.  EXHIBITS

   Exhibit
   Number     Description of Document
   ------     -----------------------

    4.1 Indenture, dated as of September 12, 1996, between the Company and State Street Bank and Trust Company of California, N.A., as
              Trustee, including the form of Note (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 1996 and incorporated herein by reference).

    4.2 Registration Rights Agreement, dated as of September 12, 1996, among the Company, Lehman Brothers Inc., PaineWebber Incorporated and Cowen & Company, (filed as Exhibit 4.2 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended September 30,
              1996 and incorporated herein by reference).

    5.1       Opinion of Pillsbury Madison & Sutro LLP.

   12.1       Statement re computation of ratios.

   23.1       Consent of Pillsbury Madison & Sutro LLP (included in Exhibit
              5.1).

   23.2       Consent of Deloitte & Touche LLP.

    Exhibit
    Number    Description of Document
    ------    -----------------------
     25.1     Statement of Eligibility and Qualification Under the Trust
              Indenture Act of 1939 of a Corporation Designated to Act as
              Trustee on Form T-1.


ITEM 17.  UNDERTAKINGS

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (a) To include any prospectus required by Section 10(a)(3) of the Act;

                    (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                    (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) For purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on December 6, 1996.

                                                S3 INCORPORATED



                                                By     /s/ GARY J. JOHNSON
                                                   -----------------------------
                                                           Gary J. Johnson
                                                            President and
                                                        Chief Executive Officer



                               POWER OF ATTORNEY

         Each of the undersigned hereby appoints Gary J. Johnson and George A. Hervey and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution for and in the same place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever required or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                   Name                                   Title                            Date
                   ----                                   -----                            ----


           /s/ GARY J. JOHNSON               President and Chief Executive            December 6, 1996
-----------------------------------------    Officer (Principal Executive
             Gary J. Johnson                 Officer) and Director




           /s/ GEORGE A. HERVEY              Senior Vice President, Finance and       December 6, 1996
-----------------------------------------    Chief Financial Officer (Principal
             George A. Hervey                Financial and Accounting Officer)




         /s/ DIOSDADO P. BANATAO             Chairman of the Board                    December 6, 1996
-----------------------------------------
           Diosdado P. Banatao

                   Name                                Title                              Date
                   ----                                -----                              ----


            /s/ TERRY N. HOLDT               Vice Chairman of the Board               December 6, 1996
-----------------------------------------
                Terry N. Holdt



            /s/ RONALD T. YARA               Director                                 December 6, 1996
-----------------------------------------
                Ronald T. Yara



           /s/ JOHN C. COLLIGAN              Director                                 December 6, 1996
-----------------------------------------
               John C. Colligan


         /s/ ROBERT P. LEE, Ph.D.            Director                                 December 6, 1996
-----------------------------------------
             Robert P. Lee, Ph.D.



      /s/ CARMELO J. SANTORO, Ph.D.          Director                                 December 6, 1996
-----------------------------------------
          Carmelo J. Santoro, Ph.D.

                                 EXHIBIT INDEX


         4.1 Indenture, dated as of September 12, 1996, between the Company and State Street Bank and Trust Company of California, N.A., as Trustee, including the form of Note (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).

         4.2 Registration Rights Agreement, dated as of September 12, 1996, among the Company, Lehman Brothers Inc., PaineWebber Incorporated and Cowen & Company, (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference).

         5.1     Opinion of Pillsbury Madison & Sutro LLP.

         12.1    Statement re computation of ratios.

         23.1    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit
                 5.1).

         23.2    Consent of Deloitte & Touche LLP.

         25.1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1.